FOR IMMEDIATE RELEASE

Contact: Richard E. Davis

Chief Executive Officer

NMT Medical, Inc.

(617) 737-0930

red@nmtmedical.com

NMT Medical Announces Plans to Begin
Trading on OTCQB Marketplace

BOSTON, Mass., February 2, 2011 - NMT Medical, Inc. (NASDAQ: NMTI) today announced that the Company's securities will cease trading on The NASDAQ Capital Market and will begin trading on the OTCQB™ Marketplace effective with the open of business on February 7, 2011.

Operated by OTC Markets Group Inc., the OTCQB is a market tier for OTC traded companies that are registered and reporting with the Securities and Exchange Commission. The Company's shares will continue to trade under the symbol NMTI on the computerized OTCQB system.  Investors will be able to view Level II Real Time stock quotes for NMT at www.otcmarkets.com.

On July 30, 2010, NMT received a notification from The NASDAQ Stock Market that the bid price of the Company's common stock had closed below the minimum $1.00 per share requirement for continued listing for 30 consecutive days and that its market value was below the $35 million minimum value for listed securities. NMT was given 180 calendar days, or until January 26, 2011, to regain compliance for a minimum of ten consecutive business days. The Company has decided not to appeal to a NASDAQ Hearings Panel for an additional 180-day grace period.

Richard E. Davis, NMT's Chairman, President and Chief Executive Officer, said, "We expect our equity to continue to be actively traded on the OTCQB Marketplace. We will continue to operate and report as a public company and do not believe that this development will affect our ongoing efforts."

About OTC Markets Group

OTC Markets Group Inc. operates the world's largest electronic marketplace for broker-dealers to trade unlisted stocks. Its OTC Link platform supports an open network of competing broker-dealers that provide investors with the best prices in over 10,000 OTC securities. In 2010, securities on OTC Link traded over $144 billion in dollar volume, making it the third largest U.S. equity trading venue after NASDAQ and the NYSE. The wide spectrum of OTC-traded companies are categorized into three tiers-OTCQX (the quality-controlled marketplace for investor friendly companies), OTCQB (the U.S. reporting company marketplace for development stage companies), and OTC

Pink (the speculative trading marketplace). This categorization enables investors to identify the level and quality of information companies provide. To learn more about the OTC Markets Group, visit www.otcmarkets.com.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right-to-left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. A common right-to-left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 34,000 PFOs have been treated globally with NMT's minimally invasive, catheter-based implant technology.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements - including statements regarding NMT's expectation that its equity will continue to be actively traded on the OTCQB Marketplace; plans to continue to operate and report as a public company; and belief that this development will not affect NMT's ongoing efforts - involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company's ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading "Risk Factors" included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, Form 10-Q for the quarter ended September 30, 2010 and subsequent filings with the U.S. Securities and Exchange Commission.

# # #